Elliott to Retire in September as President & CEO of Plumas Bancorp

QUINCY, California, March 21, 2005 – William E. Elliott, today announced his September retirement as the president and chief executive officer of Plumas Bancorp and Plumas Bank. In anticipation of a management transition in September, the Board of Directors recently appointed Doug Biddle as president and chief operating officer of Plumas Bank. Elliott will continue on until his retirement as president and chief executive officer of Plumas Bancorp as well as chief executive officer of Plumas Bank.

Commenting on his retirement, Elliott said, “Over the past 18+ years working with the Board of Directors and a staff that now approximates 200, we collectively have been able to achieve significant bank growth and increased shareholder value and I am proud of the accomplishments that we have completed.” He continued, “In retirement I will continue to remain very active with Plumas Bancorp and Plumas Bank as a member of the Board of Directors.”

“Doug Biddle has been with the Bank for 15 years as chief administrative officer and has played a vital role in assisting me in the management of the Bank,” said Elliott. “For the past year and a half he has managed much of the day-to-day activities of the Bank and I believe he is extremely capable of maintaining the momentum of the Bank in the years to come. The Board and I feel we are fortunate to have a person of his abilities and integrity to assume the future leadership of the company.”

Elliott concluded, “I will greatly miss the day-to-day activity of managing the company and interacting with a great staff but look forward to continuing to be actively involved as a director.”

During the transition period, the company will be expanding the management team to include a manager of retail banking who will supervise the branch offices as well as a new position of Controller who will assist the chief financial officer.

Plumas Bank, in its 25th year of service, with over $400 million in assets, is the only locally managed community bank headquartered in northeastern California. It offers a full range of consumer and commercial banking and investment services through its twelve full-service offices and four additional independent ATM sites. The Bank serves the financial needs of local families and businesses in Plumas, Lassen, Sierra, Modoc, Shasta, Nevada, and Placer Counties.

This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.